EXHIBIT 3.1

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                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           DVI RECEIVABLES CORP. VIII

               (Pursuant to Section 245 of the General Corporation
                          Law of the State of Delaware)



         The undersigned, being an authorized officer of DVI Receivables Corp. VIII, a Delaware corporation (the "Corporation"), acting under Section 245 of the General Corporation Law of the State of Delaware, does hereby certify that:

         A. The original Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on December 21, 1998.

         B. This Amended and Restated Certificate of Incorporation of DVI Receivables Corp. VIII, which restates and integrates and also amends the Corporation's Certificate of Incorporation as heretofore amended, was proposed and declared advisable by the unanimous written consent of the Board of Directors of the Corporation, dated as of July 22, 1999 in accordance with
Section 141, is hereby consented to in writing by the Corporation's stockholders pursuant to written consent, in accordance with Section 228, and adopted in accordance with Sections 242 and 245, of the General Corporation Law of the State of Delaware.

         C. The Corporation's Certificate of Incorporation is hereby restated in its entirety as follows:


                  1. The name of the corporation is

                           DVI RECEIVABLES CORP. VIII

                  2. The address of DVI Receivables Corp. VIII (hereinafter the "Corporation") registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.
                  3. The nature of the business or purposes to be conducted or promoted by the Corporation is, limited to the following activities and none other:



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                  A.       To acquire and hold a limited liability company
                           interest in and to make an initial or additional capital contributions to DVI Receivables VIII, L.L.C., a Delaware limited liability company ("DRVIII LLC") and to become a member of DRVIII LLC as the Board of Directors of the Corporation may from time to time authorize and direct;

                  B. To acquire, own, purchase, hold, transfer, pledge and otherwise deal with any of the units representing limited liability company ownership interests ("Units") in DRVIII LLC or any other notes, debt or other securities (collectively "Securities") issued by DRVIII LLC or by any limited liability company, partnership, corporation, trust, joint venture, or other artificial person permitted by applicable law (any of the foregoing, an "Artificial Person") for which DRVIII LLC is a depositor or sponsor;

                  C. To act as the managing member of DRVIII LLC and to perform all acts and assume all responsibilities required thereby;

                  D. To enter into a limited liability company agreement of DRVIII LLC, as the same may be amended or restated from time to time (the "DRVIII LLC Agreement"), and to exercise all rights, duties and obligations of a member of DRVIII LLC under the DRVIII LLC Agreement and applicable law;

                  E. To perform any and all of the activities set forth above with respect to other limited liability companies ("Other LLCs") in which the Corporation holds Units;

                  F. Borrowing money pursuant to one or more interim finance agreements between the Corporation and one or more lenders and acquiring, owning,



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                           leasing, purchasing, investing, transferring, selling
                           and/or pledging certain property to be contributed to the Corporation pursuant to a contribution agreement, contribution and servicing agreement or subsequent contract transfer agreement, pooling agreement, transfer agreement or other similar agreement (each of the foregoing agreements, a "Transfer Agreement") in connection with such borrowing; provided, however, that there may be only one interim finance agreement outstanding at one time;

                  G. To acquire, own and hold one or more series of securities ("Pass-Through Securities") issued pursuant to one or more Transfer Agreements, and to cause the issuance of one or more series of Pass-Through Securities; such Pass-Through Securities of each series (i) will represent ownership interests in various equipment finance contracts, the cash flow, income, payments and proceeds therefrom and any related property and/or collections in respect thereof and (ii) may be structured to contain one or more classes of Pass-Through Securities, each class having the characteristics specified in the related Transfer Agreement; and to sell, transfer, assign, finance, and refinance one or more Pass-Through Securities or classes of Pass-Through Securities of any series;

                  H. To issue, acquire, own and hold in addition to the Units, one or more series of (i) debt obligations ("Notes"), with the prior written consent of Moody's Investors Service, Inc., pursuant to one or more indentures (each, an "Indenture"), which Notes are collateralized by equipment finance contracts or income, payments or proceeds therefrom ("Funding Agreements"),



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                           Pass-Through Securities or supplemental collateral
                           (collectively, the "Collateral"); and to sell, transfer, assign and finance such Notes;

                  I. To establish one or more Artificial Persons to engage in any one or more of the activities described in any of the clauses above or to issue, acquire, own, hold and sell a particular series of Notes, Pass-Through Securities, Certificates or other securities (each, a "Permitted Security") between such Artificial Person and an indenture trustee (the "Trustee"); to receive upon the formation of any such Artificial Person one or more certificates, units, partnership share certificate of stock or other documentary indicia of ownership (each, a "Certificate") representing with respect to trusts the beneficial ownership interest in such trust, and with respect to all other Artificial Persons, as appropriate, the equitable ownership of such Artificial Person; and to acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with any or all of the Certificates in any such Artificial Person;

                  J. To invest and reinvest the funds received or collected by the Corporation on Collateral in other investments of such types or in other interest-bearing or discount securities, loans or other investments;

                  K. To convey or transfer all or any portion of the Corporation's right, title and interest in and to the Collateral for any series of Notes, subject and subordinate to the rights of the related Noteholders;



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                  L.       To transfer the Corporation's rights to any cash flow
                           in excess of amounts necessary to pay holders of the Permitted Securities remitted, or to be remitted to, the Corporation with respect to such Permitted Securities;

                  M. To acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with
                           (1) installment sales contracts, equipment leases, equipment finance leases, rental and other payments from leases and other contracts, equipment finance loans and secured equipment notes (collectively, "Contracts"), (2) the equipment which is the subject of such Contracts, (3) policies of insurance relating to such Contracts, Contract payments due thereunder, equipment, or proceeds of any of the foregoing, (4) any other assets which may be incidental to the ownership of such Contracts, or (5) any participation interest in or security based on or backed by assets described in (1) through (5) (collectively, "Lease Receivables");

                  N. To become a registrant of a registration statement or issuer under another offering document, or an affiliate or owner of such a registrant or issuer, in accordance with applicable law (including the applicable rules and regulations promulgated by the Securities and Exchange Commission) and enter into or otherwise execute related statements, documents, instruments and filings, contracts as may be necessary or appropriate in furtherance of such registration or issue.

                  O. To engage in any other acts or activities and to exercise any power permitted to the Corporation under the General Corporation Law of the State of Delaware so long as the same are incidental to, or connected with, the



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                           foregoing or are necessary, suitable or convenient to
                           accomplish the foregoing; and

                  P. Provided, however, that none of the permitted activities set forth in E through O above shall result in a downgrade of any rating issued by the nationally recognized rating agency related to the Units or any other previously issued Permitted Security.

                  4. The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) of the par value of one cent ($.01) per share.

                  5.       A.       The Corporation shall at all times have at
                                    least two directors, neither of whom shall be, nor have been, a director of any Affiliate of the Corporation except as described below or an officer of, be employed by, be a creditor, supplier or contractor of, or hold any beneficial or economic interest in the Corporation or any Affiliate of the Corporation, or be a family member of any of the foregoing. As used in the preceding sentence, "Affiliate" shall mean any entity other than the Corporation
                                    (i) which owns beneficially, directly or indirectly, 10% or more of the outstanding shares of common stock of the Corporation;
                                    or (ii) of which 10% or more of the
                                    outstanding shares of its common stock is owned beneficially, directly or indirectly, by any entity described in clause (i) above, or (iii) which is "controlled", as defined in Section 230.405 of the Rules and Regulations of the Securities and Exchange
                                    Commission, 17 C.F.R. Section 230.405, by an entity described in clause (i) above;
                                    provided, however, that such



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                                    independent directors may serve in similar
                                    capacities for other "special purpose
                                    corporations" formed by DVI, Inc. or its affiliates.

                           B. With respect to a vote for the filing of a bankruptcy petition or other such action as described in Section 6(ii) hereof, the independent directors shall, to the extent permitted under applicable law, consider the interests of creditors of the Corporation and the wholly-owned subsidiaries of the Corporation (if any).

                           C. No action voted upon by the Corporation's board of directors shall be effective until a successor independent director has been elected to replace any independent director that has resigned or been removed.

                  6. The affirmative unanimous vote of the holders of all of the Corporation's outstanding common stock and the unanimous vote of the whole board of directors, including the vote of the independent directors, at any meeting of the board of directors shall be necessary (i) for the amendment of the Articles 3, 5, 6, 9 and 10 of this Amended and Restated Certificate of Incorporation of the Corporation and for the amendment of the by-laws of the Corporation (and any amendment pursuant to this clause (i) also shall not result in a downgrade of the rating by the nationally recognized rating agency related to any previously issued Permitted Security); or (ii) before the Corporation may take any action to institute proceedings to have itself, DRVIII LLC or any other Artificial Person that is affiliated with the Corporation adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against any of them, or seek or consent to the entry of any order for relief or the appointment of a receiver, trustee, or other similar official for either of them or for any substantial part of either of their property, or seek liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition



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of either of them or either of their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or make any general assignment for the benefit of creditors; or (iii) to take any corporate action in furtherance of any of the actions set forth above in this Article 6.

                  7. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the filing of the Amended and Restated Certificate of Incorporation of which this paragraph is a part to authorize corporate action eliminating or further limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing portion of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                  8. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

                  9. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation and any provision of law which otherwise so empowers the Corporation, the Corporation shall not perform any act in contravention of any of the following:



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                  A.       the Corporation shall not (i) consolidate or merge
                           with or into any other entity or person or dissolve or liquidate in whole or in part or transfer its properties and assets substantially as an entirety to any entity or (ii) engage in any other action that bears on whether the separate legal identity of the Corporation will be respected, including, without limitation (a) holding itself out as being liable for the debts of any other party; (b) forming, or causing to be formed, any subsidiaries; or (c) acting other than in its corporate name and through its duly authorized officers or agents;

                  B. the Corporation shall not engage in any joint activity or transaction of any kind with or for the benefit of any Related Company (as defined in paragraph E below), including loans to or from any Related Company and any guarantee of the indebtedness of any Related Company, except for (i) entering into a Transfer Agreement and other agreements or transactions referenced in Article 3, (ii) purchasing management services and leasing office space or equipment, in each case only to the extent necessary for the conduct of the Corporation's business, (iii) payment of lawful dividends and capital distributions to its shareholder or shareholders, and (iv) any guaranty by a Related Company, in whole or in part, of any series of Permitted Securities or the Corporation's obligations under any interim financing or other agreements;

                  C. the Corporation shall not create, incur, assume, guarantee or in any manner become liable in respect of any indebtedness, except as stated in Article 3, other than trade payables and expense accruals incurred in the ordinary course



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                           of business and which are incident to the business
                           purpose of the Corporation as stated in Article 3 above;

                  D. the Corporation shall not commingle its funds and assets with those of any Related Company; and

                  E. "Related Company" means the shareholder or shareholders of the Corporation or any entity other than the Corporation now or hereafter controlled directly or indirectly by, or under direct or indirect common control with, the shareholders of the Corporation.

                  10. The Corporation (A) shall maintain its financial and accounting books and records separate from those of any other entity or person,
(B) shall pay from its assets any obligations and indebtedness of any kind incurred by it, and shall not pay from its assets any obligations or indebtedness of any other entity or person, and (C) shall observe all corporate formalities required by its Amended and Restated Certificate of Incorporation, by-laws and the laws of the State of Delaware.

                  11. The name and mailing address of the sole incorporator is as follows:

                                    Susan A.T. Tice
                                    Thacher Proffitt & Wood
                                    Two World Trade Center
                                    New York, New York  10048

                  12. The Corporation is to have perpetual existence.

                  13. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.



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                  14. Except as otherwise provided by statute, any action which might have been taken by a vote of the stockholders at a meeting thereof (including any action under Articles 13, 15, 16 and 17 hereof) may be taken with the written consent of such of the holders of stock who would have been entitled to vote upon the action if a meeting were held having not less than the minimum percentage of the total vote required for the proposed action by statute, this Amended and Restated Certificate of Incorporation or the by-laws of the Corporation, as may be applicable (but in the case of the election of a director or directors, not less than a majority of the stock of the Corporation entitled to vote); provided that prompt notice shall be given to all stockholders of the taking of such corporate action without a meeting if less than unanimous written consent is obtained.

                  15. Any director may be removed from office either with or without cause at any time by the affirmative vote of stockholders of record holding a majority of the outstanding shares of the stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose (or as provided in Article 14 above).

                  16. Any action required or permitted to be taken at a meeting of the Board of Directors, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.

                  17. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal by-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal by-laws made by the Board of Directors.

                  18. Subject to the limitations in Article 6 of this Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any



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provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

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                               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                                       DATED AS OF JULY __, 1999

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its authorized officer this __ day of July, 1999.



                                           By:  /s/ Lisa J. Cruikshank
                                              -------------------------------
                                           Name:    Lisa J. Cruikshank
                                           Title:   Vice President